Exhibit 16.1

Berry, Dunn, McNeil & Parker, LLC

U.S Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of the Form 8-K dated November 19, 2025 of The First Bancorp, Inc. and are in agreement with the statements contained therein as they relate to our firm.

Sincerely,

/s/ Todd J. Desjardins
Todd J. Desjardins
Principal | Berry, Dunn McNeil & Parker, LLC